NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM ARRANGES $500 MILLION SENIOR NOTE OFFERING

HOUSTON, Texas – December 23, 2009 – Ultra Petroleum Corp. (NYSE: UPL) today announced that its wholly owned subsidiary Ultra Resources has entered into an agreement with a group of thirteen institutional investors providing for the private placement of $500.0 million in Senior Unsecured Notes. Ultra expects the Notes will be issued in a series of tranches as described in the table below.

Amount	Term	Coupon Rate
$116.0 million	7 year term due in 2017	4.98%
$207.0 million	10 year term due in 2020	5.50%
$87.0 million	12 year term due in 2022	5.60%
$90.0 million	15 year term due in 2025	5.85%

Closing of the offering is anticipated to occur prior to mid-February 2010.  Net proceeds from the offering will be used to repay existing bank debt and for general corporate purposes, including funding of the company’s previously announced acquisition.

“The positive response from the debt market is evident in the terms and duration of the senior notes and affirms the low-risk nature of Ultra’s oil and gas portfolio,” stated Michael D. Watford, Chairman, President and Chief Executive Officer.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming – the Pinedale and Jonah Fields; and is in the early stages of exploration in the Appalachian Basin in Pennsylvania. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol “UPL”.  The company had 151,443,094 shares outstanding on November 30, 2009.

This release can be found at www.ultrapetroleum.com.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, including our ability to consummate the acquisition described in this release, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company’s businesses are setforth in our filings with the SEC, particularly in the section entitled

“Risk Factors” included in our Annual Report on Form 10-K for our most recent fiscal year and from time to time in other filings made by us with the SEC. These risks and uncertainties include the results of our diligence review of properties, increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming, the timing and extent of the company’s success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, and other factors listed in the reports filed by the company with the SEC.

For further information contact:
Kelly L. Whitley
Manager Investor Relations
Phone: 281-876-0120 Extension 302
Email: info@ultrapetroleum.com
Website: www.ultrapetroleum.com